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                                  EXHIBIT 11.2

                    COMPUTATION OF DILUTED EARNINGS PER SHARE
                      (IN THOUSANDS, EXCEPT PER SHARE DATA)

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
                                              Three Months Ended            Nine Months Ended
                                                   June 30,                     June 30,
                                           ----------------------        ----------------------
                                             1998           1997           1998           1997
                                           -------        -------        -------        -------
Weighted average number of common
  shares outstanding ................       16,195         13,845         16,093         13,439
Additional shares assuming
  conversion of Stock Options .......          496            585            536            558
Additional shares assuming
  conversion of Subordinated Notes...        2,075             --             --             --
                                           -------        -------        -------        -------

Weighted average shares outstanding..       18,766         14,430         16,627         13,997
                                           =======        =======        =======        =======

Net Income ..........................      $ 8,548        $ 1,098        $16,240        $ 5,103
Adjustment for interest expense
  assuming conversion of
  Subordinated Notes ................          806             --             --             --
                                           -------        -------        -------        -------

Adjusted Net Income .................      $ 9,354        $ 1,098        $16,240        $ 5,103
                                           =======        =======        =======        =======

Diluted Earnings Per Share ..........      $  0.50        $  0.08        $  0.98        $  0.36
                                           =======        =======        =======        =======
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